EXHIBIT 10.20

December 31, 2018

Mr. Henry R. (Randy) Willis
325 Miami Ave
Indialantic, Florida 32903

Dear Randy:

BK Technologies, Inc. (the “Company”) is providing assistance to you in connection with your relocation from Charlotte, North Carolina, to Brevard County, Florida, subject to the terms and conditions herein and your execution of this letter agreement.

1.
You served as Vice President of Operations of the Company from August 1, 2017 (the “Employment Date”), to March 14, 2018, and were appointed as Chief Operating Officer of the Company on March 14, 2018.

2.
You acknowledge that in connection with your relocation to Brevard County, Florida, the Company has previously paid you a cash amount of $16,000 as assistance with your moving expenses.

3.
The Company will pay an additional one-time cash amount of $30,000 (the “Relocation Allowance”) to you to offset potential losses incurred by you in connection with the sale of your house located in Charlotte, North Carolina. The Company will pay such Relocation Allowance to you as soon as reasonably practicable, subject to your execution of this letter agreement.

4.
You agree that if your employment with the Company terminates either voluntarily (other than for Good Reason) or for Cause, during (i) the period beginning the date hereof and ending on the second anniversary of the Employment Date, the entire Relocation Allowance provided to you under this letter agreement will be immediately repayable to the Company, (ii) the period beginning on the day following the second anniversary of the Employment Date and ending on the third anniversary of the Employment Date, two-thirds of the Relocation Allowance provided to you under this letter agreement will be immediately repayable to the Company, and (iii) the period beginning on the day following the third anniversary of the Employment Date and ending on the fourth anniversary of the Employment Date, one-third of the Relocation Allowance provided to you under this letter agreement will be immediately repayable to the Company. Any such amounts that are repayable to the Company may be deducted from any amounts otherwise payable to you by the Company upon such termination. For purposes of this letter agreement, “Cause” and “Good Reason” shall be as defined in the Company’s 2017 Incentive Compensation Plan (filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on June 15, 2017).

5.
This letter agreement sets forth the understanding between the Company and you related to your relocation and all prior agreements and understandings between the Company and you with respect to payments or reimbursements to be made in connection with your relocation are hereby superseded and terminated. This letter agreement will be construed and enforced in accordance with the laws of the State of Florida, without reference to the choice of laws provisions thereof. The invalidity or unenforceability of any provision of this letter agreement will not affect the validity or enforceability of any other provision of this letter agreement. This letter agreement is not a contract of employment.

Randy, we sincerely appreciate your willingness to relocate on behalf of the Company, and we look forward to your continued efforts on behalf of the Company. If these terms look acceptable to you, please sign where indicated below and return one copy of this letter agreement to me. This letter agreement, when executed by you and returned to me, will constitute a binding agreement between the Company and you that will be enforceable in accordance with its terms and that cannot be modified or amended or, except as provided herein, terminated other than by a written agreement executed by the Company and you.

Sincerely,

/s/ Timothy A. Vitou
Timothy A. Vitou
BK Technologies, Inc.
President

I hereby acknowledge my approval and acceptance of the foregoing letter agreement between BK Technologies, Inc. and me.

Date: December 31, 2018

/s/ Henry R. Willis
Henry R. (Randy) Willis